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                          STOCK PURCHASE AGREEMENT


This Stock Purchase Agreement ("Agreement") is made and entered into as of this 17th day of November, 2000, by and between COMMUNITY FINANCIAL CORP., an Illinois corporation ("Seller"), and THE FIRST NATIONAL BANK OF ST. LOUIS, a national banking association ("Buyer").

                                 WITNESSETH:

WHEREAS, Seller is a registered bank holding company under the Bank Holding Company Act of 1956, as amended;

WHEREAS, Buyer is a national banking association with its main office in Clayton, Missouri;

WHEREAS, Seller owns all of the issued and outstanding stock of MidAmerica Bank of St. Clair County, an Illinois state chartered bank (the "Bank");

WHEREAS, Buyer wishes to purchase Bank and merge Bank into and under the charter of Buyer;

WHEREAS, Seller desires to sell the issued and outstanding shares of capital stock of the Bank, and Buyer desires to acquire all such shares, in each case, pursuant to the terms and conditions of this Agreement; and

WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transaction contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                  ARTICLE 1
                                 DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below have the following meanings:

         "Agreement" means this Stock Purchase Agreement.

         "Bank" means MidAmerica Bank of St. Clair County.


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         "Buyer" means The First National Bank of St. Louis.

         "Closing" means the consummation of the transactions contemplated by this Agreement on the Closing Date.

         "Closing Date", unless otherwise agreed to by the parties in writing, means the date advised by Buyer to Seller in writing given at least five business days prior thereto, but (i) not earlier than the satisfaction of all conditions set forth in Article 7 hereof (the "Approval Date"); and (ii) not later than the first business date of the first full calendar month commencing at least five business days of the Approval Date and in all events prior to May 31, 2001.

         "Purchase Price" means $3,700,000 in cash. It also includes, if the Closing Date is subsequent to March 31, 2001 interest on such sum computed at a per day rate derived by adding one percentage point to the federal funds rate prevailing on March 30, 2001.

         "Regulatory Authorities" means collectively the Office of the Comptroller of the Currency, the Federal Reserve Board, and the Office of Banks and Real Estate, State of Illinois.

         "Seller" means Community Financial Corp.

         "Shares" means one hundred percent (100%) of the issued and outstanding shares of common stock, par value $7.50 per share, of the Bank.


                                  ARTICLE 2
                               STOCK PURCHASE

2.1.     DESCRIPTION OF THE TRANSACTION. Subject to the terms and conditions
         ------------------------------
         hereinafter set forth on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for an amount equal to the Purchase Price (the "Transaction").

2.2      PAYMENT OF THE PURCHASE PRICE. The purchase Price for the Shares
         -----------------------------
         shall be payable by wire transfer in immediately available funds on the Closing Date to an account designated by Seller.

2.3      CLOSING. The Closing of the Transaction shall take place at 10:00
         -------
         a.m. local time on the Closing Date at such place as may be mutually agreed upon by the parties.

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2.4      ACTIONS AT CLOSING.  At the Closing:
         ------------------

         (a)    Seller shall deliver to Buyer the certificate referenced in
                Section 7.2(a) and 7.2(b) hereof and Buyer shall deliver to Seller the certificate referenced in Section 7.3(a) and 7.3(b);

         (b) Certificates representing all of the Shares, duly endorsed for transfer, shall be delivered by Seller to Buyer;

         (c)    The Purchase price shall be paid as provided for in Section
                2.2; and

         (d) Seller shall deliver to Buyer certified copies of the resolutions of its Board of Directors, and Buyer shall deliver to Seller a certified copy of the resolutions of its Board of Directors, approving the transactions contemplated by this Agreement.


                                  ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1.     ORGANIZATION, STANDING AND AUTHORITY.
         -------------------------------------

         (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified and has corporate power and authority to own its properties and to carry on its business as it is now being conducted. Seller is registered as a bank holding company under the BHCA.

         (b) The Bank is an Illinois state-chartered bank, duly organized, validly existing and in good standing under the laws of the State of Illinois. The deposits of the Bank are insured up to applicable limits by the Bank Insurance Fund of the FDIC.

3.2      CAPITALIZATION. The authorized capital stock of the Bank consists
         --------------
         solely of the Shares. The Shares are duly and validly issued and outstanding and are fully paid and nonassessable. None of the Shares have been issued in violation of any preemptive right of the current or past stockholders of the Bank. There are no outstanding options, warrants, script, rights to subscribe to, calls or commitments


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         of any character whatsoever relating to, or securities or rights convertible into or exchangeable for the Shares or any equity securities of the Bank or contracts, commitments, understandings or arrangements by which the Bank was or may be bound to issue additional Shares or equity securities of the Bank or options, warrants or rights to purchase or acquire any additional shares or equity securities of the Bank.

3.3      AUTHORIZATION.
         -------------

         (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been or shall be duly and validly authorized by all necessary corporate or other action in respect thereof on the part of Seller. This Agreement represents a legal, valid and binding obligation of Seller, enforceable in accordance with its terms (except in all cases as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, shall (i) conflict with or result in a breach of any provision of the Seller's Articles of Incorporation, or Bylaws, or constitute a breach of or default under any note, bond, mortgage, indenture, license agreement, lease or other instrument or obligation to which Seller is a party and for which consents or waivers under the terms of any such documents are not obtained within thirty (30) days from the date of this Agreement, or (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right or termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, the Bank or any property or assets of the Bank, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Bank is a party or by which the Bank or any of its properties or assets may be subject, and that would, in any such event, have a material adverse effect on the financial condition or results of operations of the Bank, or (iii) subject to receipt of the requisite approvals from the Regulatory Authorities referred to in Section 7.1(a), to the knowledge of Seller, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Bank or any of its properties or assets.

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         (c)    Other than in connection or compliance with the process of the applicable federal and state banking laws, no notice to, filing with, authorization of, or exemption by, or consent or approval of any public body or authority, is necessary for the consummation by Seller of the sale of the Shares.

3.4      OWNERSHIP OF SHARES. Seller is the legal and beneficial owner of
         -------------------
         all of the Shares and Seller owns the Shares free and clear of all liens, claims, encumbrances, security agreements, pledges and charges of every kind and nature.

3.5      LITIGATION. Except as disclosed to Buyer and shown on Exhibit 3.5,
         ----------
         attached hereto, there is no litigation or governmental investigation known to Seller to be pending or threatened against Bank or any of its assets, nor do any of the officers of Seller know of any grounds for such litigation or investigation.

3.6      REGULATORY ORDERS OR FINES. Except as disclosed in Exhibit 3.6,
         --------------------------
         there are no outstanding Orders against Bank issued by any state or federal Regulatory Authority, nor are there any unpaid fines levied against Bank by such authorities.

3.7      OUTSTANDING TAXES. Except as disclosed in Exhibit 3.7, all state
         -----------------
         and federal taxes have been paid by Bank and there are no outstanding issues pending with any taxing authority.

3.8      OWNERSHIP OF ASSETS. Bank had good title to all assets shown on the
         -------------------
         October 31, 2000 balance sheet.


                                  ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1      ORGANIZATION, STANDING AND AUTHORITY. Buyer is a national banking
         ------------------------------------
         association, validly existing and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified and has corporate power and authority to own its properties and to carry on its business as it is now being conducted and to execute this Agreement and perform its terms.

4.2      Authority.

         (a) The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly and validly authorized by

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                all necessary corporate action in respect thereof on the
                part of Buyer. This Agreement represents a legal, valid and binding obligation of Buyer in accordance with its terms (except in all cases as may be limited by applicable creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated herein, nor compliance by Buyer with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Buyer, or (ii) subject to receipt of the requisite approvals from the Regulatory Authorities referred to in
                Section 7.1(a), violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

         (c) Other than in connection or compliance with (i) the provisions of the applicable federal or state banking laws,
                (ii) the securities laws of the United States and the various states, (iii) consents, authorizations, approvals or exemptions required from other relevant Regulatory Authorities, or (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, authorization of, or exemption by, or consent or approval of any public body or authority is necessary for the consummation by Buyer of the transactions contemplated in this Agreement.


                                  ARTICLE 5
                     COVENANTS AND AGREEMENTS OF SELLER

Seller hereby covenants and agrees with Buyer as follows:

5.1      CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE. During the period
         ---------------------------------------------
         from the date of this Agreement to the Closing Date, Seller shall cause the Bank to conduct its business according to the ordinary and usual course consistent with past practices and shall cause the Bank to use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

5.2      FORBEARANCES. Except to the extent required by law, regulation or
         ------------
         Regulatory Authority, during the period from the date of this Agreement to the Closing Date or, if earlier, the date of termination of this Agreement, Seller covenants and

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         agrees that it shall not permit the Bank to do any of the following without the prior written consent of Buyer which shall not be unreasonably withheld:

         (a)    Amend the Bank's Articles of Agreement or Bylaws; or

         (b) Declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock; or

         (c) Acquire direct or indirect control over any corporation, association, firm or organization, other than in connection with: (i) pledges and foreclosures in the ordinary course of business; or (ii) acquisitions of control by the Bank in its fiduciary capacity; or

         (d) Issue, sell, grant, confer or award any shares of capital stock of the Bank or any option, warrant, conversion right or other right to purchase any such stock or any security convertible into any such stock, or sell or otherwise dispose of any assets of the Bank other than in the ordinary course of business for reasonable and adequate consideration; or

         (e) Incur any additional liabilities or make any material change in the Bank's assets, to any subsidiary or affiliate of the Bank; or

         (f) Grant any increase in compensation to the Bank's employees as a class or to its officers, grant any material increase in fees or other increases in compensation or other benefits to any of its directors, or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law) that would materially increase the retirement benefit liabilities of the Bank.

         (g) Enter into any collective bargaining agreement or new employment contract with any person for employment with the Bank that the Bank does not have the unconditional right to terminate without liability at any time on or after the Closing Date; or

         (h) Take any action which would (i) adversely affect the Bank's ability to obtain any necessary approvals of governmental authorities or Regulatory Authorities required for the transactions contemplated hereby or (ii) adversely affect the ability to perform the covenants and agreements of the Bank under this Agreement; or

         (i) Perform any act, or attempt to do any act, or permit any act or omission to act, which would cause a breach of any material contract, commitment or obligation to which the Bank is a party; or

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         (j)    Enter into, increase or renew any loan or credit commitment
                (including standby letters of credit, but excluding commitments in respect of the packaging of mortgage loans for sale in the ordinary course of business) to, or invest or agree to invest in any person or entity in an amount in excess of Fifty Thousand Dollars ($50,000.00), without first consulting with Buyer and, in the case of persons or entities to which it has outstanding credit commitments and loans, increase or agree to increase the loan or credit commitment to, or invest or agree to invest in, such person or entity by more than twenty-five percent (25%) of the amount of such loan, credit commitment or investment, without first consulting with Buyer.

         (k)    Purchase any security for the Bank's portfolio account.

5.3      ADVERSE CHANGES IN CONDITION. To the extent not otherwise known to
         ----------------------------
         Buyer and/or any of its principals currently in the employ of the Bank, Seller hereby agrees to give written notice promptly to Buyer concerning any adverse change in the condition of the Bank from the date hereof until the Closing Date that might materially and adversely affect or impede the consummation of the transactions contemplated hereby, or upon becoming aware of the impending occurrence of any event which would cause or constitute a material breach of any of the representations, warranties or covenants of Sellers contained herein. Sellers shall use their best efforts to prevent or promptly remedy the same.

5.4      COOPERATION. Seller hereby covenants and agrees to cooperate fully
         -----------
         with Buyer to provide such support, assistance and information to Buyer as may be reasonably requested by Buyer: (i) in connection with the preparation of applications for all necessary approvals by the Regulatory Authorities, and other applicable federal, state or local authorities, in connection with the transactions contemplated hereby; and (ii) in connection with the transfer of any permits and notifications to applicable federal, state or local authorities regarding any change in ownership.

5.5.     INVESTIGATION: ACCESS TO THE BANK'S PREMISES. Seller shall allow
         --------------------------------------------
         buyer, at Buyer's sole cost and expense, to make or cause to be made such investigation, if any, of the business and properties of the Bank, including the Bank's real property, and of its condition, financial and otherwise, as Buyer reasonably deems necessary or advisable to familiarize itself and its representatives with such business, properties and other matters; provided, however, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with the normal operations of Bank. Seller agrees to afford to Buyer and Buyer's representatives reasonable access to the Bank's offices and the Bank's real property, and to furnish Buyer and Buyer's representatives with such financial

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         and operating data and other information with respect to the Bank's businesses, properties and employees as Buyer shall from time to time reasonably request.

5.6.     REPORTS. Seller shall file or cause to be filed all reports
         -------
         required to be filed with each applicable Regulatory Authority and other applicable federal, state or local authority by the Bank between the date hereof and the Closing Date and shall deliver to Buyer copies of all such reports promptly after the same are filed. If financial statements are contained in such reports, such financial statements shall fairly present the financial position of the Bank as of the dates indicated and the results of operations and changes in equity capital for the period then ended in accordance with regulatory accounting principles. As of their respective dates, such reports shall comply in all material respects with the rules and regulations promulgated by the applicable Regulatory Authority or other authority with which they are filed, and shall be true and correct in all material respects, and the financial statements included therein shall be prepared, where applicable, in accordance with regulatory accounting principles, except as otherwise noted therein, and shall present fairly the results of operations and financial position of the Bank for the periods and at the time indicated.

5.7      CURRENT INFORMATION. During the period from the date of this
         -------------------
         Agreement to the Closing Date, Seller shall cause one or more of its or the Bank's representatives to confer on a regular basis with representatives of Buyer, at Buyer's request, and to report on at least a monthly basis on the general status of the Bank's on-going operations. Seller shall promptly notify Buyer of any material change in the normal course of the business or operations of the properties of the Bank, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution of or the threat of litigation involving the Bank, and shall keep Buyer fully informed with respect to such events.

5.8      EXCLUSIVITY. Neither the Seller nor any of its affiliates from and
         -----------
         after the date hereof will solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Bank (including any acquisition structured as a merger, consolidation or share exchange). Seller will notify Buyer immediately if any person or entity makes any proposal or offer with respect to the foregoing.

5.9      EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this
         ---------------------
         Agreement, Seller hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and under any agreements and instruments

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         to which Seller is a party to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement.

5.10     CONTRACTS. Seller agrees to retain all duties and obligations under
         ---------
         the contracts which Bank has signed that are not listed on Exhibit
         5.10 and further agrees to indemnify Buyer from and against any and all claims, liabilities, costs, expenses and obligations arising out of the contracts signed by Bank or Seller, not listed on
         Exhibit 5.10, referenced above. The data processing vendor agreement shall remain the sole obligation of Seller except to the extent used by Buyer after the Closing Date.


                                  ARTICLE 6
                      COVENANTS AND AGREEMENTS OF BUYER

6.1      ADVERSE CHANGES IN CONDITION. Buyer hereby agrees to give written
         ----------------------------
         notice promptly to Seller of any adverse change in its condition from the date hereof until Closing that might materially and adversely affect or impede the consummation of the transactions contemplated hereby, or upon becoming aware of the impending occurrence of any event which would cause or constitute a material breach of any of the representations, warranties or covenants of Buyer contained herein. Buyer shall use its best efforts to prevent or promptly remedy the same.

6.2      APPLICATIONS. Buyer, with the assistance of Seller, shall prepare
         ------------
         and file, or shall cause to be prepared and filed, within sixty
         (60) days after the date hereof, all applications required by the Regulatory Authorities with respect to the transactions contemplated herein.

6.3      EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this
         ---------------------
         Agreement, Buyer hereby agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and under any agreements and instruments to which Buyer is a party to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement.

6.4      EMPLOYEE BENEFITS. If Buyer offers employment to any of the
         -----------------
         employees of the Bank, such employees may be treated by Buyer as "New Hires" for all purposes; provided, however, that such employees shall be eligible to participate in the medical plan, subject to plan provisions of Buyer, beginning on the Closing Date and continuing through such employees' employment with Buyer. Nothing in this section is intended, nor shall be construed, to confer any rights or benefits upon any person other than Buyer and Seller.

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6.5      CONTRACTS. Buyer accepts and agrees to be bound by all contracts
         ---------
         made by Bank listed on Exhibit 5.10.


                                  ARTICLE 7
                            CONDITIONS TO CLOSING

7.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTION.
         ---------------------------------------------------------------
         The respective obligations of each party to effect the transaction described herein shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

         (a)    Regulatory Approval. Buyer intends to consummate this
                -------------------
                transaction, only if it is allowed by the Regulatory Authorities to merge Bank into and under its national bank charter. Therefore, this Agreement and the merger transaction contemplated hereby must have been approved by the appropriate Regulatory Authorities and any other federal and/or state regulatory agencies whose approval is required for consummation of the merger transaction contemplated hereby, and all waiting periods after such approvals required by law or regulation shall have been satisfied.

         (b)    No Judicial Prohibition. Neither Buyer nor Seller shall be
                -----------------------
                subject to any order, decree or injunction of a court or agency of competent jurisdiction, which enjoins or prohibits the consummation of the Transaction.

7.2      CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to
         ----------------------------------
         effect the transaction described herein shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following additional conditions:

         (a)    Representations and Warranties. The representations and
                ------------------------------
                warranties of the Seller set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except to the extent such representations and warranties are by their express provisions made as of a specified date), and Buyer shall have received a signed certificate which is to the best knowledge of a senior officer of Seller and is to that effect.

         (b)    Performance of Obligations. Seller shall have performed in
                --------------------------
                all material respects all obligations required to be performed by them under this Agreement prior to or at the Closing Date, and Buyer shall have received a signed certificate which is to the best knowledge of a senior officer of Seller.

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         (c)    Permits, Authorizations, etc. Seller shall have obtained any
                ----------------------------
                and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the transactions contemplated by this Agreement.

         (d)    No Material Adverse Change. Since the date of this
                --------------------------
                Agreement, there shall have been no material adverse change in the financial condition, results of operations, business, assets, prospects or operations of the Bank.

         (e)    Reserve for Loan Losses. Seller shall have caused the
                -----------------------
                balance in the reserve for loan losses of Bank to be adjusted to an amount specified by Buyer.

         (f)    Participations. Seller shall cause to have purchased from
                --------------
                Bank all participations designated by Buyer in any loan originated by any other financial institution.

         (g)    Taxes. Seller shall have satisfied any taxes described on
                -----
                Exhibit 3.7 and given to Buyer proof of filing the amended tax return and proof of payment of the tax due under such amended tax return.

         (h)    Stock Certificates. Receipt of stock certificates evidencing
                ------------------
                all of the Shares to be sold and purchased hereunder, duly endorsed in blank for transfer or accompanied by duly executed instruments of assignment in blank.

         (i)    Tangible Net Worth. The tangible net worth of the Bank shall
                ------------------
                be not less than $3,143,000 before any additional provisions after the date of this Agreement to the reserve for loan losses.

         (j)    Outstanding Taxes. Seller shall cause Buyer to receive a
                -----------------
                signed certificate from Seller's certified public accounting firm that, to the best of its knowledge, all accounting entries by Bank have been made properly and there are no outstanding taxes due any state or federal taxing authorities.

         (k)    Net Operating Loss. Seller shall cause Buyer to receive a
                ------------------
                signed statement from Seller's certified public accounting firm that, to the best of its knowledge, Buyer shall have the right to use the Bank's net operating loss in the amount of at least $440,000.00 for purposes of its federal income tax liabilities. Seller reserves the right to make a reattribution election under IRC Reg. Section 1502-20(g) for any amount of Net Operating Losses which may exceed the carryover balance of $440,000 on acquisition date. Buyer agrees to cooperate in any such reelection.

         (l)    Data Processing Contract. Seller shall use its best efforts
                ------------------------
                to cause Buyer to be furnished a letter from Seller's data processing vender (Fiserv, Inc.) stating

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                that the Buyer has no liability under its contract with
                Seller except to the extent Fiserv, Inc. provides services to Buyer on behalf of Bank's accounts after the closing date.

7.3      CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to
         -----------------------------------
         effect the transaction described herein shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following additional conditions:

         (a)    Representations and Warranties. The representations and
                ------------------------------
                warranties of the Buyer set forth in Article 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except to the extent such representations and warranties are by their express provisions as of a specified date), and Seller shall have received a signed certificate which is to the best knowledge of a senior officer of Buyer and is to that effect.

         (b)    Performance of Obligations. Buyer shall have performed in
                --------------------------
                all material respects all obligations required to be performed by it under this Agreement prior to or at the Closing Date, and Seller shall have received a signed certificate which is to the best knowledge of the President of Buyer and is to that effect.

         (c)    Permits, Authorizations, etc. Buyer shall have obtained any
                ----------------------------
                and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by them of the transactions contemplated by this Agreement.

         (d)    Purchase Price. Buyer shall have transferred to Seller and
                --------------
                Seller shall be in receipt of, the Purchase Price.

         (e)    Tax Monies. Bank shall have transferred to Seller and Seller
                ----------
                shall be in receipt of an amount equal to amounts that shall be due to taxing authorities with respect to operations prior to the Closing Date; provided, no monies shall be transferred with respect to liabilities described in Exhibit 3.7.



                                  ARTICLE 8
                                 TERMINATION

8.1      TERMINATION. This Agreement may be terminated at any time prior to
         -----------
         the Closing Date.

         (a) By mutual consent by the Board of Directors of both parties hereto; or

         (b) By the Board of Directors of either party hereto if the transaction described herein shall not have been consummated on or before May 31, 2001; or

         (c) By the Board of Directors of either party hereto if any Regulatory Authority or any other federal and/or state regulatory agency whose approval is required for the consummation of the transactions contemplated hereby shall have issued a final and nonappealable denial of such approval; or

         (d) By the Board of Directors of either party upon a material breach of this Agreement by the other party, which breach is not cured within thirty (30) days thereof by the nonbreaching party; or


8.2      EFFECT OF TERMINATION. In the event of the termination of this
         ---------------------
         Agreement as provided in Section 8.1(a), 8.1(b) or 8.1(c) hereof, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of either party or their respective officers or directors. In the event of a termination of this Agreement pursuant to Section 8.1(d), the nonbreaching party shall be entitled to any and all remedies against the breaching party as are available at law or in equity including, but not limited to, specific performance and the reimbursement of expenses as provided for in Section 9.1(b), it being agreed by the parties that the remedies of a party for a material breach by the other party are inadequate at law.

8.3      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the
         -----------------------------------------------------
         respective representations, warranties, obligations, covenants and agreements of Buyer and Seller shall not survive the Closing Date.

8.4      TERMINATION PAYMENT. If the transaction shall not close by May 31,
         -------------------
         2001, for any reason other than Buyer's inability to obtain regulatory approval under Section 7.1(a), above, or in the case of Seller, Buyer failing to meet the conditions precedent of Section
         7.2 hereof, and the case of Buyer, Seller failing to meet the conditions of Section 7.3 hereof, then the party who has not satisfied a condition precedent shall pay the other party, on demand, the sum of $300,000. Each party shall in good faith use their best efforts to comply with all conditions precedent under its control.

                                  ARTICLE 9
                                MISCELLANEOUS

9.1      EXPENSES.
         --------

         (a) Except as provided in Section 9.1(b) below, each of Buyer and Seller shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, accountants and counsel.

         (b) Notwithstanding the provisions of Section 9.1(a) hereof, if this Agreement is terminated by Buyer or Seller pursuant to
                Section 9.1(e) hereof because of the willful breach by a party of any representation, warranty, covenant, undertaking or restriction contained herein, and if the terminating party shall not have been in breach (in any material respect) of any representation, warranty, covenant, undertaking or restriction contained herein, then, in addition to the remedies provided for in Section 8.2, the breaching party shall pay all such costs and expenses, plus costs of counsel (including in-house counsel), financial consultants and accountants of the terminating party. Final settlement with respect to payment of such fees and expenses by the parties shall be made within thirty (30) days of the termination of this Agreement. If the breaching party fails to pay such costs and expenses as provided in this Section 9.1(b), the breaching party shall also pay the terminating party the costs including, without limitation, attorneys' fees and court costs, if any, incurred by the terminating party in collecting the costs and expenses.

9.2      BROKERS AND FINDERS. Buyer and Seller each agree to pay their own
         -------------------
         financial advisory fees, investment bankers' fees, brokerage fees, accountant fees, attorneys' fees and commissions or finders' fees which they may have incurred in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify and hold the other party harmless from and against all claims for finders' fees and/or commissions made by any person allegedly arising out of the acts of the indemnifying party.

9.3      NO ASSIGNMENT: SUCCESSORS AND ASSIGNS. This Agreement shall be
         -------------------------------------
         binding upon and inure to the benefit of the parties hereto and their respective successors (including any corporation deemed to be a successor corporation of any of the parties by operation of law) and assigns, but neither this Agreement nor any right or obligations set forth in any provision hereof may be transferred or assigned (except by operation of law) by any party hereto without the prior written consent of all other parties, and any purported transfer or assignment in violation of this Section 9.3 shall be void and of no effect; provided, however, the Buyer may assign its right and obligation to purchase the Shares to any subsidiary or affiliate of the Buyer. Upon such assignment, all other rights and obligations of Buyer set forth in this Agreement shall remain rights and obligations of Buyer and Buyer shall take any and all actions necessary or required to ensure that such assignee performs its obligations pursuant to such assignment and this Agreement. For purposes of this Agreement, any breach of such assignment agreement by the assignee of Buyer shall be deemed a breach of this Agreement by Buyer. There shall not be any third party beneficiaries of any provisions hereof. The parties hereto acknowledge that pursuant to the Merger Agreement, as of the closing of the transactions contemplated thereby, Seller will be merged with and into Buyer and, upon consummation of such merger, Buyer will be the successor in interest to the rights and obligations of Seller pursuant to this Agreement.

9.4      SEVERABILITY. Whenever possible, each provision of this Agreement
         ------------
         shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

9.5      WAIVERS. Any term, condition or provision of this Agreement may be
         -------
         waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof; provided however, the parties hereby agree that the provisions of Section 8.1(c) may not be waived by any party hereto. No failure or delay on the part of any party hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any other right, power or privilege.

9.6      PUBLIC DISCLOSURES. Prior to the Closing Date, Buyer and Seller
         ------------------
         shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any other transactions contemplated hereby; provided however, that nothing in this Section 9.6 shall be deemed to prohibit Buyer and Seller, after reasonable advance notice to the other party, from making any disclosure which their respective counsels deem necessary or advisable in order to satisfy such party's disclosure obligations imposed by law.

9.7      HEADINGS. Article, section, subsection and paragraph titles,
         --------
         captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

9.8      ENTIRE AGREEMENT. This Agreement and any Exhibits hereto constitute
         ----------------
         the entire agreement between the parties with respect to the subject matter hereof, supersede all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings or other agreements or understandings with respect thereto. No waiver, and no modification or amendment, of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by all parties thereto.

9.9      COUNTERPARTS. This Agreement may be executed in one or more
         ------------
         counterparts, each of which shall constitute one and the same instrument.

9.10     NOTICES. All notices and other communications hereunder shall be in
         -------
         writing and shall be deemed to be duly received (a) on the date given if delivered personally or by telecopy, or (b) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i)    If to Seller:       Community Financial Corp.
                                    Attn: Wayne H. Benson, President
                                    240 E. Chestnut Street
                                    Olney, Illinois 62450-2295

         (ii)   If to Buyer:        Richard Bagy, President
                                    The First National Bank of St. Louis
                                    7707 Forsyth
                                    Clayton, Missouri 63105

9.11     GOVERNING LAW. This Agreement shall be governed by and controlled
         -------------
         as to validity, enforcement, interpretation, effect and in all other respects by the internal laws of the State of Missouri applicable to contracts made in that State.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers duly authorized and their respective corporate seals to be affixed hereto, all as of the date first above written.

Seller:                                   Buyer:

Community Financial Corp.                 The First National Bank of St. Louis


by: /s/ Wayne H. Benson                   by: /s/ Richard Bagy
   ----------------------------------        ----------------------------------
       Wayne H. Benson, President                Richard Bagy, President